Exhibit 10.1

7300 College Boulevard Suite 302 Overland Park, KS 66210 USA +1 913 345.9315 Telephone +1 913 234.3383 Facsimile www.cartesian.com

September 29, 2015

John C. Ferrara

Dear John:

This Agreement confirms the terms of Your employment as Chief Financial Officer, constituting the roles of principal financial officer and principal accounting officer, of Cartesian, Inc. (the “Company”).

1.          Term. The initial term of this Agreement shall be one year from the date first noted above, unless such term is terminated earlier pursuant to paragraph 12 below (the “Term”). The Agreement shall automatically renew for successive one-year renewal terms unless either party gives the other party sixty (60) days advance notice of their intent not to renew.

2.          Base Salary. You will be paid in bi-weekly installments based on an annual salary of $250,000. This base salary shall be reviewed annually and adjusted upwards as may be deemed appropriate by the Compensation Committee of the Cartesian Board of Directors.

3.          Bonus. As the Chief Financial Officer of the Company, You will be eligible to receive annual bonus of up to fifty (50%) of your base salary. The Bonus will be earned on your achievement of personal and company objectives as agreed with the Chief Executive Officer and the Compensation Committee of the Cartesian Board of Directors. Any earned Bonus will be paid within forty-five (45) days of the close of each fiscal quarter, subject to a 10% holdback.  Any unpaid earned Bonus will be paid within sixty (60) days of the close of each fiscal year.

4.          Duties. Your duties and functions as the Chief Financial Officer of the Company will be defined by the Company in its sole and exclusive discretion, which duties You agree to perform, unless You believe such duties require You to do something unlawful or unethical or not customary and usual for a position as CFO of the Company, in which case You agree to bring the matter to the attention of the Company as soon as is reasonably practicable. The Company reserves the right to amend or modify Your duties in its sole and exclusive discretion at any time for any reason, provided that in all events Your duties are consistent with those customary and usual for a position as the Chief Financial Officer of the Company. In performing Your duties, You shall devote substantially all working time, ability and attention to the business of the Company, You will act to the best of Your ability to further the best interest of the Company, and, in accordance with the highest ethical standards, You shall seek to maximize the financial success of the Company’s business and to optimize the goodwill and reputation of the Company within its industry and with its customers, and You shall not – directly or indirectly – render any services to or for the benefit of any other business, whether for compensation or otherwise, without the prior written approval of the CEO of the Company. Your employment with the Company shall at all times be subject to the Company’s then applicable policies and practices.

Cartesian – Ferrara Employment Agreement

September 29, 2015

5.          Benefits. In addition to the compensation in paragraphs 2 and 3 of this Agreement, You shall be eligible for the following:

a.           Participation in Employee Plans. You shall be eligible to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to Officers of the Company.

b.           Paid Time Off. You shall be eligible for Paid Time Off in accordance with the Company’s Paid Time Off policy then in effect and applicable to Officers of the Company.

c.           Stock Option Award. You will be granted 100,000 non-qualified stock options with vesting as follows:

•	37,500 vest when the market closing price of the stock is at $4 or greater for 30 consecutive days
•	37,500 vest when the market closing price of the stock is at $5 or greater for 30 consecutive days
•	25,000 vest when the market closing price of the stock is at $6 or greater for 30 consecutive days

This grant is subject to approval by the Company’s Compensation Committee after the commencement of your employment and at such time the Company is not in a “blackout period” pursuant to the Company’s Policy on Granting Equity Awards. The exercise price of the options will be the market closing price on the date of grant by the Compensation Committee. The grant details will be provided in a separate Grant Agreement once the options have been granted.

d.           Relocation. Cartesian recognizes that, after you and your family have moved to Boston, you will have an ongoing mortgage and housing in Connecticut until such time as you can sell the Connecticut house. Once you and your family have relocated to Boston, Cartesian will provide relocation assistance up to $6,000 per month. This relocation assistance will terminate at the sooner of a) your house in Connecticut is sold or b) a $36,000 cap is reached. These relocation assistance payments will be grossed up for taxes. Cartesian will also reimburse up to $10,000 of tax deductible moving expenses such as packers, moving van, storage and transportation costs for the move from Connecticut to Boston. This $10,000 moving expense reimbursement will not be grossed up for taxes.

Cartesian – Ferrara Employment Agreement

September 29, 2015

6.          Reimbursement of Expenses. Subject to such rules and procedures as the Company from time to time specifies, the Company shall reimburse You on a bi-weekly basis for reasonable business expenses necessarily incurred in the performance of Your duties under this Agreement.

7.          Confidentiality/Trade Secrets. You acknowledge Your position with the Company is one of the highest trust and confidence, both by reason of Your position and by reason of Your access to and contact with the trade secrets and confidential and/or proprietary information of the Company. Both during the Term of this Agreement and thereafter, You therefore covenant and agree as follows:

a.           You shall use Your best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and confidential and/or non-public proprietary information of the Company, including, but not limited to, the identity of its current and/or prospective customers, suppliers, and licensors; its arrangements with its customers, suppliers, and licensors; and its technical, financial, and marketing data, records, compilations of information, processes, programs, methods, techniques, recipes, and specifications relating to its customers, suppliers, licensors, products, and services;

b.           You shall not disclose any of the Company’s trade secrets or non-public confidential and/or proprietary information, except as may be required in the course of Your employment with the Company or as required by law, in which case You agree to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights; and

c.           You shall not use, directly or indirectly, for Your own benefit or for the benefit of another, any of the Company’s trade secrets or confidential and/or proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents depicting, reflecting or derived from trade secrets or non-public proprietary or confidential information, whether prepared by You or otherwise coming into Your possession, shall be the exclusive property of the Company and shall be delivered to the Company and not reproduced and/or retained by You upon termination of Your employment for any reason whatsoever or at any other time upon request of the Company.

8.          Discoveries. In addition to Your services, the Company shall exclusively own forever and throughout the world all rights of any kind or nature now or hereafter known in and to all of the products of Your services performed under this Agreement in any capacity and any and all parts thereof, including but not limited to copyright, patent, and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes, or any other similar creative works and to the product of any or all of such services under this Agreement (“Inventions”). In addition, You hereby agree, during and after the Term, to assign to the Company in writing (and to take any and all other actions as the Company requests to carry out the intent of this paragraph 8) any and all rights, title, or interest in any such copyrights, patents, property or proprietary rights relating to the Inventions. You acknowledge and agree that, for copyright purposes, You are performing services as the Company’s employee-for-hire, which services include Inventions relating to the Company’s business or research and development (which may be defined in the Company sole and exclusive discretion and may change from time to time), as well as Inventions developed with the use of the Company’s trade secrets, confidential and/or proprietary information, facilities, or equipment. You acknowledge and agree that all memoranda, notes, records, and other documents made or compiled by You or made available to You during the Term concerning Your services performed under this Agreement shall be the Company’s property and shall be delivered by You to the Company upon termination of Your employment or at any other time at the Company’s request.

Cartesian – Ferrara Employment Agreement

September 29, 2015

9.          Non-Competition. You covenant and agree that, during the period of Your employment and for one year after the termination of Your employment, You shall not compete with the Company in any way, directly or indirectly, without the prior written consent of the Company, including but not limited to as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which You own less than five percent 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any person and/or business that provides, sells, distributes, or markets any products or services that compete with the Company in the data communications, telecommunications, media, entertainment or high tech consulting business (the “Restricted Business Area”) within any geographic areas in which the Company conducts or has conducted business or provides or has provided products or service.

10.         Non-Solicitation. You covenant and agree that, during the period of Your employment and for one year following termination of Your employment for any reason by either You or the Company, You will not, either directly or indirectly, for Yourself or for any third party, except as otherwise agreed to in writing by the Company (a) employ or hire any person who is employed by the Company (whether as an employee or as an independent contractor) with any business or other entity that is engaged in the industry or any other segment of the industry in which, during Your employment with the Company, the Company is involved, may become involved in, or is considering becoming involved in; (b) solicit, induce, recruit, or cause (or attempt to solicit, induce, recruit, or cause) any other person who is employed by the Company (whether as an employee or as an independent contractor) to terminate their employment for the purpose of joining, associating, or becoming employed with any business or other entity that is engaged in the industry or any other segment of the industry in which, during Your employment with the Company, the Company is involved, may become involved in, or is considering becoming involved in; or (c) solicit, induce, recruit, or do business with (or attempt to solicit, induce, recruit, or do business with) any entity or individual that was/is a customer/client of the Company during the twelve month period prior to the termination of your employment and/or a prospective customer/client of the Company during the six-month period prior to the termination of your employment.

11.         Remedies for Breach of Covenants. Regarding paragraphs 7-10 of this Agreement:

a.           The Company and You specifically acknowledge and agree that the foregoing covenants in paragraphs 7-10 are reasonable in content and scope and are given by You knowingly, willingly, voluntarily, and for adequate and valid consideration. The Company and You further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority disagrees with the parties' foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants of You in paragraphs 7-10 only so far as necessary to be enforceable as reasonable, notwithstanding and regardless of any law or authority to the contrary.

Cartesian – Ferrara Employment Agreement

September 29, 2015

b.           The covenants set forth in paragraphs 7-10 of this Agreement shall continue to be binding upon You notwithstanding the termination of Your employment with the Company for any reason. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between You and the Company. The existence of any claim or cause of action by You against the Company, other than a material breach of this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants. You expressly agree that the remedy at law for the breach of any covenants set forth in Sections 7 through 10 is inadequate, that You shall not defend against any claim by the Company on the basis of an adequate remedy of law, that injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof, that the party bringing the claim shall not be required to post bond in pursuit of such claim, and that the prevailing party shall on any such claim be entitled to recover attorneys’ fees, expert witness fees, and costs incurred in pursuit of such claim, notwithstanding and regardless of any law or authority to the contrary.

c.           Nothing herein contained is intended to waive or to diminish any right the Company or You may have at law or in equity at any time to protect and defend legitimate property interests, including business relationships with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other right the Company or You may have at law or in equity.

12.         Termination. This Agreement (other than paragraphs 7-10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:

(a)          Termination by the Company due to Death or Disability. In the event of Your death or Disability (as defined herein) during the Term, this Agreement shall terminate and You (or Your estate) shall be entitled to any compensation earned by You through the date of such death/Disability and to any standard benefits then provided by the Company to employees at Your level for such death/Disability. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement. For purposes of this Agreement, “Disability” shall mean Your physical or mental disability so as to render You substantially incapable – as determined by the Company in its reasonable discretion – of carrying out the essential functions of Your employment as defined by the Company for a period of 45 consecutive days or more or for more than 90 days in a twelve month period.

Cartesian – Ferrara Employment Agreement

September 29, 2015

(b)          Termination by the Company Due to Cause. The Company may terminate this Agreement at any time, with or without Cause, upon written notice to You. If the Company terminates this Agreement with Cause, then You shall receive Your Base Salary and accrued but unused vacation time through such date of termination. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement.

For purposes of this Agreement, “Cause” occurs when You, in the Company’s good faith belief, do any of the following:

(i)          Commit any criminal act under federal, state or local law, where such act would be a) a felony or b) a crime involving moral turpitude which, in the reasonable judgment of the Company, has materially interfered or will materially interfere with Your ability to perform Your duties hereunder, or has caused or will cause harm to the Company or its business; provided that, for purposes of this provision, a finding of guilt and/or plea of guilty/nolo contender (no contest) is sufficient but not necessary.

(ii)         Breach any material provision of this Agreement, including, but not limited to by acting dishonestly or negligently regarding Your performance hereunder.

(iii)        Fail to perform Your duties under this Agreement (other than for reasons related to illness, injury or temporary disability).

(iv)        Violate any applicable local, state or federal law relating to discrimination or harassment.

(v)         Violate the Company’s policies and/or practices applicable to employees at Your level, including, but not limited to, its employment policies and/or practices, including but not limited to non-discrimination, anti-harassment and non-retaliation policies and practices.

(vi)        Take any action, whether intentionally or not, or fail to act where such action/inaction has the effect of undermining or harming the Company, its business, its reputation or its customers/clients/employees.

(vii)       Fail to comply with any reasonable oral or written report or directive of the Chief Executive Officer or the Board of Directors of the Company.

Termination for cause under subsections (iii), (v) or (vii), or any non-willful violation of subsections (ii) or (vi), is subject to the requirement that (a) the Company provides written notification to You sufficiently describing the event or condition allegedly giving rise to the Cause, (b) You are provided at least ten (10) days to remedy the event or condition provided it is capable of being remedied, and (c) You fail to remedy the event or condition within said ten-day notice.

Cartesian – Ferrara Employment Agreement

September 29, 2015

(c)          Termination by the Company Other than Due to Death, Disability or Cause. If the Company terminates this Agreement without Cause, or fails to allow for the renewal of the Term pursuant to Section 1 hereof, then the Company shall 1) pay Your Base Salary and accrued but unused vacation time through the date of such termination 2) provide you with severance pay consisting of six (6) months base salary (payable over six months according to the Company’s then regular payroll schedule), 3) pay the first six (6) months of premium for any COBRA coverage you elect through the Company, if any, 4) make reimbursement for expenses accrued and payable under Section 6 hereof, and 5) provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement. If the payment of severance benefits will cross calendar years, the Company reserves the right to pay any portion of the Severance Benefits in a lump sum.

(d)          Termination by You. You may terminate this Agreement and Your employment hereunder at any time upon thirty (30) days written notice to the Company and such termination shall be effective as of the date stated in such notice.

(i)          Termination by You Other than for Constructive Termination. In the event You terminate Your employment for other than Constructive Termination, You shall receive Your Base Salary even if the Company relieves You of Your duties during any notice period, as it is entitled to do. In addition, the Company shall reimburse You or Your estate for expenses accrued and payable under Section 6 hereof and provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement.

(ii)         Termination by You for Constructive Termination. Notwithstanding anything in this Agreement to the contrary, a “Constructive Termination” will be deemed to have occurred pursuant to this Section 12 if there should occur the following:

   A.           a material adverse change in Your position or duties or title causing it to be of materially less authority, duty or responsibility without Your written consent;

   B.           a material reduction, without Your written consent or except as expressly permitted in this Agreement, in Your Base Salary or target bonus percentage;

Cartesian – Ferrara Employment Agreement

September 29, 2015

   C.           a relocation of Your principal place of employment by more than 50 miles without Your consent;

Notwithstanding the above, in no event shall a Constructive Termination exist unless (1) You provide a written notification to the Company sufficiently describing the event or condition alleged to give rise to the Constructive Termination within 90 days of the initial existence of such event or condition, (2) the Company is provided at least 30 days to remedy the event or condition provided it is capable of being remedied, and (3) the Company fails to reasonably cure the event or condition within said 30-day notice.

In the event You terminate Your employment due to a Constructive Termination, the Company shall 1) pay Your Base Salary and accrued but unused vacation time through the date of such termination 2) provide you with severance pay consisting of six (6) months base salary (payable over six months according to the Company’s then regular payroll schedule), 3) pay the first six (6) months of premium for any COBRA coverage you elect through the Company, if any, 4) make reimbursement for expenses accrued and payable under Section 6 hereof, and 5) provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement. If the payment of severance benefits will cross calendar years, the Company reserves the right to pay any portion of the Severance Benefits in a lump sum.

(e)          Upon termination for any reason, You (i) agree to provide reasonable cooperation to the Company at the Company’s expense in winding up Your work for the Company and transferring that work to other individuals as designated by the Company, and (ii) agree reasonably to cooperate with the Company in litigation as requested by the Company.

(f)          To be eligible for any payments under this Section 12, You must (i) execute and deliver to the Company a final and complete release in a form that is acceptable and approved by the Company, and (ii) in the Company’s good faith belief, be in full compliance with the provisions of paragraphs 7-10 hereof at the time of any such payment.

13.         Change in Control Benefits. Should there occur a Change in Control (as defined below), the following provisions shall become applicable:

(a)          During the period (if any) following a Change in Control that You shall continue to provide services under this Agreement, then the terms and provisions of this Agreement shall continue in full force and effect.

Cartesian – Ferrara Employment Agreement

September 29, 2015

(b)          Notwithstanding any other provision of Section 12, in the event of a termination by the Company pursuant to Section 12(c) or by You pursuant to Section 12(d)(ii) at any time within three (3) months before or twelve (12) months after a Change in Control, the Company shall promptly 1) pay Your Base Salary and accrued but unused vacation time through the date of such termination 2) provide You with severance pay consisting of twelve (12) months base salary, 3) pay the first twelve (12) months of premium for any COBRA coverage You elect through the Company, if any, 4) make reimbursement for expenses accrued and payable under Section 6 hereof, and 5) provide all other vested accrued benefits to which You are entitled under any agreements between You and the Company and any applicable Company plans, programs, policies or arrangements, including without limitation any Incentive Compensation Agreement. If the payment of these Change in Control Benefits will cross calendar years, the Company reserves the right to pay any portion of the Change in Control Benefits in a lump sum.

(c)          For purposes of this Section 13, a “Change of Control” shall be deemed to occur upon the earlier to occur of an event described below, the Company entering a definitive agreement to accomplish a transaction or event as described below, or a vote of the directors of the Company approving a definitive agreement for such a transaction or event as described below:

(i)          the sale, lease, conveyance or other disposition of at least fifty percent (50%) of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

(ii)         any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (i) a subsidiary of the Company, (ii) an employee stock ownership plan for employees of the Company or (iii) a company formed to hold the Company’s common equity securities, provided that, at the time such company became such holding company, substantially all the stockholders of the Company comprise such holding company’s stockholders and hold at least a majority of the voting power of such holding company;

(iii)        a merger (in which the Company is not the surviving operating entity), consolidation, liquidation or dissolution of Company or winding up of the business of the Company

Cartesian – Ferrara Employment Agreement

September 29, 2015

14.         Mitigation. In the event of termination of this Agreement for any reason by either party, the Company shall be entitled to set off against the unvested benefits (but not Base Salary Incentive Compensation, or vested benefits) payable hereunder for any such unvested benefits provided to You from any other source. The Company agrees that You are not required to seek other employment or to attempt in any way to reduce any amounts payable to You by the Company pursuant to this Agreement.

15.         Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

(a)          If to the Company:

Cartesian, Inc.

7300 College Boulevard – Suite 302

Overland Park, KS 66210

(b)          If to You:

John Ferrara

____________________

____________________

Either party may change its address for Notice by giving written notice to the other.

16.         General Provisions:

a.           Governing law and Consent to Jurisdiction. This Agreement and all disputes relating to Your employment with the Company shall be subject to, governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, irrespective of any choice of law and/or of the fact that one or both of the parties now is or may become a resident of a different state. You hereby expressly submit and consent to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the Commonwealth of Massachusetts, notwithstanding any applicable law to the contrary.

b.           Assignability. This Agreement, including but not limited to paragraphs 7-10, shall be binding upon and inure to the benefit of the Company, its respective successors, heirs, and assigns. Except as expressly set forth herein, this Agreement may not be assigned by You without the express written consent of the Company.

c.           Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

Cartesian – Ferrara Employment Agreement

September 29, 2015

d.           Construction of Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. This Agreement shall not be strictly construed against either party.

e.           Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.            Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

g.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

If the foregoing terms meet with our understanding, please sign this Agreement where indicated below.

Very truly yours,

CARTESIAN, INC.

By:	/s/ Peter Woodward
Peter Woodward
Chief Executive Officer

Confirmed as of the date first written above:

/s/ John C. Ferrara
John C. Ferrara